Exhibit 4.32

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

EXECUTION VERSION

INVESTOR AGREEMENT

By and Between

BRISTOL-MYERS SQUIBB COMPANY

and

UNIQURE N.V.

Dated as of April 6, 2015

7.	Information Rights		24
	7.1	Information Rights	24
8.	Tax Matters		24
	8.1	PFIC Reporting	24
	8.2	Controlled Foreign Corporation	25
9.	Miscellaneous		25
	9.1	Governing Law; Submission to Jurisdiction	25
	9.2	Waiver of Jury Trial	25
	9.3	Waivers, Delays or Omissions	25
	9.4	Notices	26
	9.5	Entire Agreement	27
	9.6	Amendments	27
	9.7	Headings; Nouns and Pronouns; Section References	27
	9.8	Severability	27
	9.9	Assignment	28
	9.10	Successors and Assigns	28
	9.11	Counterparts	28
	9.12	Third Party Beneficiaries	28
	9.13	No Strict Construction	28
	9.14	Remedies	28
	9.15	Specific Performance	28
	9.16	Effectiveness	28

UNIQURE N.V.

INVESTOR AGREEMENT

THIS INVESTOR AGREEMENT (this “Agreement”) is made as of April 6, 2015, by and between Bristol-Myers Squibb Company, a Delaware corporation (“Investor”), and uniQure N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands (the “Company”).

WHEREAS, the Share Subscription Agreement, dated as of the date hereof, by and between the Investor and the Company (the “Subscription Agreement”) provides for the issuance and sale by the Company to the Investor, and the subscription by the Investor, of a number of the Company’s ordinary shares, par value €0.05 per share (the “Ordinary Shares”);

WHEREAS, as a condition to consummating the transactions contemplated by the Subscription Agreement, the Investor and the Company have agreed upon certain rights and restrictions as set forth herein with respect to the Purchased Shares and other securities of the Company Beneficially Owned by the Investor and its Affiliates, and it is a condition to the closings under the Subscription Agreement that this Agreement be executed and delivered by the Investor and the Company;

WHEREAS, simultaneously with the execution of the Subscription Agreement, the Company and the Investor entered into the Collaboration Agreement, and

WHEREAS, as of the date hereof, the Company and the Investor entered into the Seventh Target Warrant Agreement (the “Seventh Target Warrant Agreement”) and the Tenth Target Warrant Agreement (the “Tenth Target Warrant Agreement” and together with the Seventh Target Warrant Agreement, the “Warrant Agreements”);

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, and for other valuable consideration,  the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, another Person which controls, is controlled by or is under common control with such Person.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  Without limiting the generality of the foregoing, a Person shall be deemed to control another Person if any of the following conditions is met: (i) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (ii) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.  For the purposes of this Agreement, in no event shall the Investor or any of its Affiliates be deemed

Affiliates of the Company or any of its Affiliates, nor shall the Company or any of its Affiliates be deemed Affiliates of the Investor or any of its Affiliates.

“Agreement” has the meaning ascribed to such term in the introductory paragraph to this Agreement

“Beneficial Owner,” “Beneficially Owns,” “Beneficial Ownership” and terms of similar import used in this Agreement shall, with respect to a Person, have the meaning set forth in Rule 13d-3 under the Exchange Act (i) assuming the full conversion into, and exercise and exchange for, Ordinary Shares of all Ordinary Share Equivalents beneficially owned by such Person and (ii) determined without regard for the number of days in which such Person has the right to acquire such beneficial ownership.

“Business Day” means any day except Saturday, Sunday and any day on which banking institutions in New York, New York and Amsterdam, the Netherlands generally are closed as a result of federal, state or local holiday.

“Change of Control” shall mean, with respect to a Person, any of the following events: (i) any Person is or becomes the Beneficial Owner (except that a Person shall be deemed to have Beneficial Ownership of all shares that any such Person has the right to acquire, whether such right which may be exercised immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power represented by all shares of such Person’s outstanding capital stock; (ii) such Person consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into such Person, other than (A) a merger or consolidation which would result in the voting securities of such Person outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) a majority of the combined voting power of the voting securities of such Person or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of such Person (or similar transaction) in which no Person becomes the Beneficial Owner, directly or indirectly, of a majority of the total voting power of all shares of capital stock of such Person, or (iii) such Person conveys, transfers or leases all or substantially all of its assets, to any Person other than a wholly owned Affiliate of such Person.

“Collaboration Agreement” shall mean the Collaboration and License Agreement, of even date with the Subscription Agreement, between the Investor and uniQure Biopharma B.V., an Affiliate of the Company.

“Company” has the meaning ascribed to such term in the introductory paragraph to this Agreement.

“Disposition” or “Dispose of” shall mean any (i) offer, pledge, sale, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant for the sale of, or other disposition of or transfer of any Ordinary Shares, or any Ordinary Share Equivalents, including, without limitation, any “short sale” or similar arrangement, or (ii) swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Ordinary Shares, whether any such swap or transaction is to be settled by delivery of securities, in cash or otherwise.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Filing Date” shall mean as soon as practicable, but in no event later than (i) with respect to any Registration Statement to be filed on Form F-1 (or any applicable successor form), sixty (60) days after receipt by the Company of a Demand Request for such Registration Statement and (ii) with respect to any Registration Statement to be filed on Form F-3 (or any applicable successor form), thirty (30) days after receipt by the Company of a Demand Request for such Registration Statement.

“Governmental Authority” shall mean any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or country or any supranational organization of which any such country is a member.

“Holders” shall mean (but, in each case, only for so long as such Person remains an Affiliate of the Investor) the Investor and any Permitted Transferee thereof, if any, in accordance with Section 2.11.

“IFRS” shall mean the International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Initial Closing Date” shall have the meaning set forth in the Subscription Agreement.

“Initial Share Purchase Price” shall mean the price per share paid by the Investor for the Initial Shares (as defined in the Subscription Agreement).

“Investor” has the meaning ascribed to such term in the introductory paragraph to this Agreement.

“Law” or “Laws” shall mean all laws, statutes, rules, regulations, orders, judgments, injunctions and/or ordinances of any Governmental Authority.

“Lock-up Term” shall, in respect of each Ordinary Share comprising the Lock-Up Securities, mean the period from and after the date of this Agreement until the occurrence of the relevant event set forth in Section 6.3.

“Ordinary Shares” has the meaning ascribed to such term in the Recitals of this Agreement.

“Ordinary Share Equivalents” shall mean any options, warrants or other securities or rights convertible into or exercisable or exchangeable for, whether directly or following conversion into or exercise or exchange for other options, warrants or other securities or rights,

Ordinary Shares or any swap, hedge or similar agreement or arrangement that transfers in whole or in part, the economic risk of ownership of, or voting or other rights of, the Ordinary Shares.

“Other Holders” shall mean any Person having rights to participate in a registration of the Company’s securities.

“Outstanding Ordinary Shares” shall mean, at any time, the issued and outstanding Ordinary Shares at such time, as well as all share capital issued and outstanding as a result of any share split, share dividend, or reclassification of Ordinary Shares distributable, on a pro rata basis, to all holders of Ordinary Shares.

“Permitted Transferee” shall mean a directly or indirectly controlled Affiliate of the Investor, or the acquiring Person in the case of a Change of Control of the Investor.

“Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization, government or any department or agency thereof or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.

“Prospectus” shall mean the prospectus forming a part of any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all amendments (including post-effective amendments) and including all material incorporated by reference or explicitly deemed to be incorporated by reference in such prospectus.

“Purchased Shares” shall mean any Ordinary Shares acquired by the Investor pursuant to the Subscription Agreement or the Warrant Agreements, and shall be adjusted for (i) any share split, share dividend, share exchange, merger, consolidation or similar recapitalization and (ii) any Ordinary Shares issued as (or issuable upon the exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, the Purchased Shares.

“registers,” “registered,” and “registration” refer to a registration effected by preparing and filing a Registration Statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such Registration Statement or document by the SEC.

“Registrable Securities” shall mean the Purchased Shares and any additional Ordinary Shares acquired by the Purchaser in compliance with the limitations set forth in Section 3.1(a), excluding in all cases, however, (i) any Registrable Securities if and after they have been transferred to a Permitted Transferee in a transaction in connection with which registration rights granted hereunder are not assigned, or (ii) any Registrable Securities sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction.

“Registration Expenses” shall mean all registration expenses incurred in connection with any Required Registration pursuant to Section 2.1 or 2.7, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky Laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of any Registrable Securities), processing, duplicating and printing expenses, internal expenses of the Company (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), fees and expenses incurred in connection with the listing of the Purchased Shares to be registered on each securities exchange, if any, on which equity securities issued by the Company are then listed or the quotation of such securities on any national securities exchange on which equity securities issued by the Company are then quoted, fees and disbursements of counsel for the Company and its independent certified public accountants (including the expenses of any management review, reasonable fees and disbursements of counsel for the Investor (up to a maximum of $[**]), cold comfort letters or any special audits required by or incident to such performance and compliance), Securities Act liability insurance (if the Company elects to obtain such insurance), the reasonable fees and expenses of any special experts retained by the Company in connection with such registration, and fees and expenses of other Persons retained by the Company.  Notwithstanding the foregoing, no Selling Expenses shall be Registration Expenses.

“Registration Rights Term” shall mean the period from and after the expiration of the Lock-up Term until the occurrence of any event set forth in Section 6.1.

“Registration Statement” shall mean any registration statement of the Company under the Securities Act that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the related Prospectus, all amendments and supplements to such registration statement (including post-effective amendments), and all exhibits and all materials incorporated by reference or explicitly deemed to be incorporated by reference in such Registration Statement.

“Required Period” with respect to a Required Registration shall mean the earlier of (i) the date on which all Registrable Securities covered by such Required Registration are sold pursuant thereto and (ii) [**] days following the first day of effectiveness of the Registration Statement for such Required Registration, in each case subject to extension as set forth herein; provided, however, that in no event will the Required Period expire prior to the expiration of the applicable period referred to in Section 4(3) of the Securities Act and Rule 174 promulgated thereunder; provided, further, however, that (i) such one-hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Ordinary Shares (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form F-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such [**] day period shall be extended, if necessary, to keep the Registration Statement effective until the earlier of such time as all such Registrable Securities registered on such Registration Statement are sold.

“Required Registration Cap” shall mean two Required Registrations; plus one additional Required Registration following issuance of Ordinary Shares pursuant to the full exercise of the Seventh Target Warrant Agreement or the Tenth Target Warrant Agreement.

“SEC” shall mean the United States Securities and Exchange Commission.

“Second Closing Date” shall have the meaning set forth in the Subscription Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to this Agreement.

“Standstill Term” shall mean the period from and after the date of this Agreement until the occurrence of any event set forth in Section 6.2.

“Subscription Agreement” has the meaning ascribed to such term in the Recitals of this Agreement.

“Third Party” shall mean any Person other than the Investor, the Company or any of their respective Affiliates.

“Trading Day” means a day on which the Trading Market is open for trading.

“Trading Market” shall mean The NASDAQ Stock Market or New York Stock Exchange to the extent that the Ordinary Shares are then listed on such exchange, as applicable.

“Transaction Agreements” shall mean this Agreement, the Warrant Agreements, the Collaboration Agreement and the Subscription Agreement.

“Underwritten Registration” or “Underwritten Offering” shall mean a registration in which Registrable Securities are sold to an underwriter for reoffering to the public.

“Voting Agreement Term” shall mean the period from and after the date of this Agreement until the occurrence of the event set forth in Section 6.4.

“VWAP” shall mean, for any date, the price determined by the first of the following clauses that applies: (a) if the Ordinary Shares are then listed or quoted on a Trading Market, the daily volume weighted average price of the Ordinary Shares for such date (or the nearest preceding date) on the Trading Market on which the Ordinary Shares are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)) or (b) in all other cases, the fair market value of a share of Ordinary Shares as determined by an independent appraiser selected in good faith and mutually agreed upon between the Company and the Investor, the fees and expenses of which shall be paid by the Company.

“Warrant Agreements” has the meaning ascribed to such term in the Recitals of this Agreement.

2.                                      Registration Rights.

2.1                               Required Registration.  If, during the Registration Rights Term, the Company receives from any Holder or Holders a written request or requests (each, a “Demand Request”) that the Company file a Registration Statement under the Securities Act to effect the registration (a “Required Registration”) of Registrable Securities, the Company shall use all reasonable best efforts to file a Registration Statement covering such Holders’ Registrable Securities as soon as practicable (and by the applicable Filing Date) and shall use all reasonable best efforts to, as soon as practicable thereafter, effect the registration of the Registrable Securities to permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such Demand Request, subject however, to the conditions and limitations set forth herein; provided, however, that the Company shall not be obligated to effect any registration of Registrable Securities upon receipt of a Demand Request pursuant to this Section 2.1 if:

(a)                                 the Company has already completed a number of Required Registrations equal to the then applicable Required Registration Cap;

(b)                                 the market value of the Registrable Securities proposed to be included in the registration is less than [**], calculated by multiplying such number of Registrable Securities by the VWAP on the date of a Registration Demand pursuant to this Section 2.1; provided, however, that, in the event that the market value of all Registrable Securities then held by the Holders is less than [**], such Holders shall be able to make a Demand Request, and the Company shall be obligated pursuant to the terms hereof to comply with such Demand Request provided that such Demand Request apply to all of the Registrable Securities held by the Holders at the time of such Demand Request;

(c)                                  the Company furnishes to the Holders a certificate signed by an authorized officer of the Company stating that (i) within [**] days of receipt of the Demand Request under this Section 2.1, the Company expects to file a registration statement for the public offering of securities for the account of the Company (other than a registration of securities (A) issuable pursuant to an employee share option, share purchase or similar plan, (B) issuable pursuant to a merger, exchange offer or a transaction of the type specified in Rule 145(a) under the Securities Act or (B) in which the only securities being registered are securities issuable upon conversion of debt securities which are also being registered), provided, that the Company is actively employing good faith efforts to cause such registration statement to become effective, or (ii) the Company is engaged in a material transaction or has an undisclosed material corporate development, in either case, which would be required to be disclosed in the Registration Statement, and in the good faith judgment of the Company’s supervisory board, such disclosure would be detrimental to the Company and its shareholders at such time (in which case, the Company shall disclose the matter as promptly as reasonably practicable and thereafter file the Registration Statement, and each Holder agrees not to disclose any information about such material transaction to Third Parties until such disclosure has occurred or such information has entered the public domain other than through breach of this provision by such Holder), provided, however, that the Company shall have the right to only defer the filing of the Registration Statement pursuant to this subsection twice in any twelve (12) month period and, such deferral may not exceed a period of more than ninety (90) days in the aggregate after receipt of a Demand Request; or

(d)                                 the Company has, within the twelve (12) month period preceding the date of the Demand Request, already effected one (1) Required Registration for any Holder pursuant to this Section 2.1.

2.2                               Company Registration.  Effective from the expiration of the Lock-up Term, the Company shall notify the Holders in writing at least twenty (20) days prior to the filing of any Registration Statement (“Registration Notice”) and will afford each Holder an opportunity, subject to the terms and conditions of this Agreement, to include in such Registration Statement the number of Registrable Securities then held by such Holder that such Holder wishes to include in such Registration Statement.  Each Holder desiring to include in any such Registration Statement all or any part of the Registrable Securities held by such Holder shall, within ten (10) days after receipt of the Registration Notice, so notify the Company in writing, and in such notification, inform the Company of the number of Registrable Securities such Holder wishes to include in such Registration Statement. If a Holder decides not to include Registrable Securities in any Registration Statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include such Registrable Securities in any subsequent Registration Statement or Registration Statements as may be filed by the Company with respect to offerings of its securities (either by the Company or by its shareholders), all upon the terms and conditions set forth herein. Each Holder shall keep confidential and not disclose to any Third Party (i) its receipt of any Registration Notice and (ii) any information regarding the proposed offering as to which such notice is delivered, except as required by law, regulation or as compelled by subpoena.  If a registration pursuant to this Section 2.2 is an Underwritten Offering, the right of any such Holder to include Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. The Company and all Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting.  Notwithstanding any other provision of this Section 2, if the managing underwriter for the Underwritten Offering determines in good faith that marketing factors require a limitation of the number of shares of Registrable Securities to be included in such Underwritten Offering and advises the Holders of such determination in writing, then the managing underwriter may exclude shares (including up to one hundred percent (100%) of the Registrable Securities) from the registration and the underwriting, with the number of Registrable Securities, if any, included in the registration and the underwriting being allocated to each of the Holders requesting inclusion of their Registrable Securities in such Registration Statement and all other Persons selling Ordinary Shares pursuant to such Registration Statement on a pro rata basis based on the total number of Ordinary Shares then held by each such Holder or other shareholder.  Notwithstanding the foregoing, the Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

2.3                               Underwritten Registration; Priority in Underwritten Offering.  If, pursuant to Section 2.1, the Holders intend to distribute all or any portion of the Registrable Securities covered by their request by means of an underwriting, the Holders shall so advise the Company as a part of their request made pursuant to Section 2.1.  The majority in interest of the Holders initiating the Required Registration hereunder shall select the underwriter(s) for such offering, subject to the approval of the Company, which approval shall not be unreasonably withheld or delayed.  If an offering of Registrable Securities registered pursuant to Section 2.1 is an Underwritten Offering, the right of any Holder to include its Registrable Securities in the Underwritten Offering shall be conditioned upon such Holder’s participation in such

Underwritten Offering and the inclusion of such Holder’s Registrable Securities to the extent provided herein.  All Holders requesting the inclusion of their Registrable Securities in such Underwritten Offering shall (together with the Company as provided in Section 2.7(i)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such Underwritten Offering.  Notwithstanding any other provision of this Section 2, if the managing underwriter for such Underwritten Offering determines in good faith that marketing factors require a limitation of the number of shares of Registrable Securities to be included in such Underwritten Offering and advises the Holders of such determination in writing, then the Company shall so advise all Holders that requested inclusion of their Registrable Securities in such Underwritten Offering, and the number of shares of Registrable Securities that may be included in such Underwritten Offering shall be allocated among the Holders in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such Underwritten Offering shall not be reduced unless all other securities are first entirely excluded from such Underwritten Offering.  In the event the Company advises the Holders of its intent to decrease the total number of Registrable Securities that may be included by the Holders in such Required Registration such that the number of Registrable Securities included in such Required Registration would be less than seventy-five percent (75%) of all Registrable Securities that the Holders requested be included in such Required Registration, then Holders representing a majority of the Registrable Securities requested to be included in such Required Registration will have the right to withdraw, on behalf of all Holders of all Registrable Securities requested to be so included, such Required Registration, in which case, such Required Registration will not count as a Required Registration for the purposes of Section 2.1(a), and the Company shall bear all Registration Expenses in connection therewith.

2.4                               Priority in Underwritten Required Registration.  With respect to any Required Registration of Registrable Securities requested pursuant to Section 2.1 that is an Underwritten Offering, the Company may also (i) propose to sell Ordinary Shares on its own behalf and (ii) provide written notice of such Required Registration to Other Holders and permit all such Other Holders who request to be included in the Required Registration to include any or all Company securities held by such Other Holders in such Required Registration on the same terms and conditions as the Registrable Securities.  If the managing underwriter or underwriters of the Underwritten Offering to which any Required Registration relates advise the Company and the Holders of Registrable Securities that, in its good faith determination, the total amount of securities that such Holders, Other Holders, and the Company intend to include in such Required Registration is in an amount in the aggregate that would adversely affect the success of such Underwritten Offering, then such Required Registration shall include (i) first, all Registrable Securities of the Holders allocated, if the amount is less than all the Registrable Securities requested to be sold, pro rata on the basis of the total number of Registrable Securities held by such Holders; and (ii) second, as many other securities proposed to be included in the Required Registration by the Company and any Other Holders, allocated pro rata among the Company and such Other Holders, on the basis of the amount of securities requested to be included therein by the Company and each such Other Holder so that the total amount of securities to be included in such Underwritten Offering is the full amount that, in the written opinion of such managing underwriter, can be sold without materially and adversely affecting the success of such Underwritten Offering.

2.5                               Effective Required Registrations.  A Required Registration will not be deemed to be effected for purposes of Section 2.1(a) if the Registration Statement for such Required Registration has not been declared effective by the SEC or become effective in accordance with the Securities Act and the rules and regulations thereunder and kept effective for the Required Period.  In addition, if after such Registration Statement has been declared or becomes effective, (i) the offering of Registrable Securities pursuant to such Registration Statement is interfered with by any stop order, injunction, or other order or requirement of the SEC or other governmental agency or court such that the continued offer and sale of Registrable Securities being offered pursuant to such Registration Statement would violate applicable Law and such stop order, injunction or other order or requirement of the SEC or other governmental agency or court does not result from any act or omission of any Holder whose Registrable Securities are registered pursuant to such Registration Statement (an “Interference”) and (ii) any such Interference is not cured within sixty (60) days thereof, such Required Registration will be deemed not to have been effected and will not count as a Required Registration.  In the event such Interference occurs and is cured, the Required Period relating to such Registration Statement will be extended by the number of days of such Interference, including the date such Interference is cured.

2.6                               Continuous Effectiveness of Registration Statement.  The Company will use all reasonable best efforts to cause each Registration Statement filed pursuant to this Section 2 to be declared effective by the SEC or to become effective under the Securities Act as promptly as practicable and to keep each such Registration Statement that has been declared or becomes effective continuously effective for the Required Period.

2.7                               Obligations of the Company.  Whenever required under Section 2.1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)                                 prepare and file with the SEC a Registration Statement with respect to such Registrable Securities sought to be included therein; provided that at least five (5) Trading Days prior to filing any Registration Statement or Prospectus or any amendments or supplements thereto, the Company shall furnish to the Holders of the Registrable Securities covered by such Registration Statement, their counsel and the managing underwriter and their counsel copies of all such documents proposed to be filed, and any such Holder, managing underwriter or their respective counsel shall have the opportunity to comment on any information that is contained therein and the Company shall make the corrections reasonably requested by such Holder or the managing underwriter with respect to such information prior to filing any such Registration Statement or amendment;

(b)                                 prepare and file with the SEC such amendments and post-effective amendments to any Registration Statement and any Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the Required Period, and cause the Prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act, to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement for the Required Period; provided that at least five (5) Trading Days prior to filing any such amendments and post effective amendments or supplements thereto, the Company shall furnish to the Holders of the Registrable Securities covered by such Registration Statement, their counsel and the managing underwriter and their counsel copies of all such documents proposed to be filed, and any such Holder, managing underwriter or their respective counsel shall have the opportunity to comment on any information that is contained therein and the Company shall make the corrections reasonably requested by such Holder and the managing underwriter with respect to such information prior to filing any such Registration Statement or amendment;

(c)                                  furnish to the Holders of Registrable Securities covered by such Registration Statement and the managing underwriter such numbers of copies of such Registration Statement, each amendment and supplement thereto, the Prospectus included in such Registration Statement (including each preliminary prospectus or free writing prospectus) in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d)                                 notify the Holders of Registrable Securities covered by such Registration Statement, promptly after the Company shall receive notice thereof, of the time when such Registration Statement becomes or is declared effective or when any amendment or supplement or any Prospectus forming a part of such Registration Statement has been filed;

(e)                                  notify the Holders of Registrable Securities covered by such Registration Statement promptly of any request by the SEC for the amending or supplementing of such Registration Statement or Prospectus or for additional information and promptly deliver to such Holders copies of any comments received from the SEC;

(f)                                   notify the Holders promptly of any stop order suspending the effectiveness of such Registration Statement or Prospectus or the initiation of any proceedings for that purpose, and use all reasonable best efforts to obtain the withdrawal of any such order or the termination of such proceedings;

(g)                                  use all reasonable best efforts to keep each Registration Statement continuously effective during the period such Registration Statement is required to remain effective pursuant to the terms of this Agreement;

(h)                                 use all reasonable best efforts to register and qualify the Registrable Securities covered by such Registration Statement under such other securities or blue sky Laws of such jurisdictions as shall be reasonably requested by the Holders, use all reasonable best efforts to keep each such registration or qualification effective, including through new filings, or amendments or renewals, during the Required Period, and notify the Holders of Registrable Securities covered by such Registration Statement of the receipt of any written notification with respect to any suspension of any such qualification; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(i)                                     in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of the Underwritten Offering pursuant to which such Registrable Securities are being offered and take such other actions as are prudent and reasonably required in order to expedite or facilitate the disposition of such Registrable Securities, including causing its officers to participate in “road shows” and other information meetings organized by the managing underwriters;

(j)                                    use all reasonable best efforts to obtain: (A) at the time of effectiveness of the Registration Statement covering such Registrable Securities, a “cold comfort letter” from the Company’s independent certified public accountants covering such matters of the type customarily covered by “cold comfort letters” as the underwriters may reasonably request; and (B) at the time of any underwritten sale pursuant to such Registration Statement, a “bring-down comfort letter,” dated as of the date of such sale, from the Company’s independent certified public accountants covering such matters of the type customarily covered by “bring-down comfort letters” as the underwriters may reasonably request;

(k)                                 promptly notify each Holder of Registrable Securities covered by such Registration Statement at any time when a Prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the Prospectus included in such Registration Statement or any offering memorandum or other offering document includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and promptly prepare a supplement or amendment to such Prospectus or file any other required document so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus will not contain an untrue statement of material fact or omit to state any fact necessary to make the statements therein not misleading;

(l)                                     permit any Holder of Registrable Securities covered by such Registration Statement, which Holder in its reasonable judgment could reasonably be deemed to be an underwriter with respect to the Underwritten Offering pursuant to which such Registrable Securities are being offered, or to be a controlling Person of the Company, to reasonably participate in the preparation of such Registration Statement and to require the insertion therein of information to the extent concerning such Holder, furnished to the Company in writing, which in the reasonable judgment of such Holder and its counsel should be included;

(m)                             in connection with any Underwritten Offering, use all reasonable best efforts to obtain an opinion or opinions addressed to the underwriter or underwriters in customary form and scope from counsel for the Company;

(n)                                 upon reasonable notice and during normal business hours, subject to the Company receiving customary confidentiality undertakings or agreements from any Holder of Registrable Securities covered by such Registration Statement or other Person obtaining access to Company records, documents, properties or other information pursuant to this subsection (n), make available for inspection by a representative of such Holder and any underwriter participating in any disposition of such Registrable Securities and any attorneys or accountants retained by any such Holder or underwriter, relevant financial and other records, pertinent corporate documents and properties of the Company, and use all reasonable best efforts to cause the supervisory and management boards and employees of the Company to supply all information reasonably requested by any such representative, underwriter, attorneys or accountants in connection with the Registration Statement;

(o)                                 use all reasonable best efforts to comply with all applicable rules and regulations of the SEC relating to such registration and make generally available to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act, provided that the Company will be deemed to have complied with this subsection (o) with respect to such earning statements if it has satisfied the provisions of Rule 158;

(p)                                 if requested by the managing underwriter or any selling Holder, promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or any selling Holder reasonably requests to be included therein, with respect to the Registrable Securities being sold by such selling Holder, including, without limitation, the purchase price being paid by the underwriters and with respect to any other terms of the Underwritten Offering of Registrable Securities to be sold in such offering, and promptly make all required filings of such prospectus supplement or post-effective amendment;

(q)                                 cause the Registrable Securities covered by such Registration Statement to be listed on each securities exchange, if any, on which equity securities issued by the Company are then listed;

(r)                                    reasonably cooperate with each selling Holder and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with filings required to be made with the Financial Industry Regulatory Authority, Inc., if any; and

(s)                                   use reasonable best efforts to take all other steps reasonably necessary to effect the registration of the Registrable Securities contemplated hereby.

2.8                               Furnish Information.  A Holder shall furnish to the Company such information regarding itself and the Registrable Securities held by it, pursuant to this Section 2 with respect to the Registrable Securities of any such selling Holder, as shall be reasonably necessary to effect the registration of such Holder’s Registrable Securities.

2.9                               Expenses.  Except as specifically provided herein, all Registration Expenses incurred in connection with any registration hereunder shall be borne by the Company and all Selling Expenses incurred in connection with any registration hereunder shall be borne by the Holders of Registrable Securities covered by a Registration Statement, pro rata on the basis of the number of Registrable Securities registered on their behalf in such Registration Statement.

2.10                        Indemnification.  In the event any Registrable Securities are included in a Registration Statement under this Agreement:

(a)                                 The Company shall indemnify and hold harmless each Holder including Registrable Securities in any such Registration Statement, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of Section 15 of the Securities Act or Section 20 of Exchange Act and the officers, directors, owners, agents and employees of such controlling Persons, against any and all losses, claims, damages or liabilities (joint or several) to which they may become subject under any securities Laws including, without limitation, the Securities Act, the Exchange Act, or any other statute or common law of the United States or any other country or political subdivision thereof, or otherwise, including the amount paid in settlement of any litigation commenced or threatened (including any amounts paid pursuant to or in settlement of claims made under the indemnification or contribution provisions of any underwriting or similar agreement entered into by such Holder in connection with any offering or sale of securities covered by this Agreement), and shall promptly reimburse them, as and when incurred, for any legal or other expenses incurred by them in connection with investigating any claims and defending any actions, insofar as any such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference into such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any free writing prospectus or any amendments or supplements thereto, or in any offering memorandum or other offering document relating to the offering and sale of such securities, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities Law, or any rule or regulation promulgated under any state securities Law; provided, however, the Company shall not be liable in any such case for any such loss, claim, damage, liability or action to the extent that it (A) arises out of or is based upon a Violation which occurs solely in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder; or (B) is determined by a court of competent jurisdiction by final and nonappealable judgment that it is caused by such Holder’s disposition of Registrable Securities during any period during which such Holder is obligated to discontinue any disposition of Registrable Securities as a result of any stop order suspending the effectiveness of any registration statement or prospectus with respect to Registrable Securities and the Company had timely complied with its obligation to notify the Holder in accordance with Section 2.7.  The Company shall pay, as incurred, any legal or other expenses reasonably incurred by any Person intended to be indemnified pursuant to this Section 2.10(a), in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without consent of the Company, which consent shall not be unreasonably withheld.

(b)                                 Each Holder including Registrable Securities in a registration statement shall indemnify and hold harmless the Company, each of its supervisory and management board members, each of its senior executives who has signed the registration statement, each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and the officers, directors, owners, agents and employees of such controlling Persons, any underwriter, any other Holder selling securities in such registration statement and any controlling Person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing Persons may become subject, under liabilities (or actions in respect thereto) which arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation (i) arises out of or is based upon a Violation which occurs solely in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder; or (ii) is caused by such Holder’s disposition of Registrable Securities during any period during which such Holder is obligated to discontinue any disposition of Registrable Securities as a result of any stop order suspending the effectiveness of any registration statement or prospectus with respect to Registrable Securities and the Company had timely complied with its obligation to notify the Holder in accordance with Section 2.7; provided,  however, that in no event shall any indemnity under this Section 2.10(b) payable by a Holder exceed the amount by which the net proceeds actually received by such holder from the sale of Registrable Securities included in such registration exceeds the amount of any other losses, expenses, settlements, damages, claims and liabilities that such holder has been required to pay by reason of such Violation.  Each such Holder shall pay, as incurred, any legal or other expenses reasonably incurred by any Person intended to be indemnified pursuant to this Section 2.10(b), in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without consent of the Holder, which consent shall not be unreasonably withheld.

(c)                                  Promptly after receipt by an indemnified party under this Section 2.10 of notice of the commencement of any action (including any action by a Governmental Authority), such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.10, but the omission so to deliver written notice to the indemnifying party shall not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.10.

(d)                                 In order to provide for just and equitable contribution to joint liability in any case in which a claim for indemnification is made pursuant to this Section 2.10 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.10 provided for indemnification in such case, the Company and each Holder of Registrable Securities shall contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in proportion to the relative fault of the

Company, on the one hand, and such Holder, severally, on the other hand; provided, however, that in any such case, no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; provided further, however, that in no event shall any contribution under this Section 2.10(d) on the part of any Holder exceed the net proceeds received by such Holder from the sale of Registrable Securities giving rise to such contribution obligation, except in the case of willful misconduct or fraud by such Holder.

(e)                                  The obligations of the Company and the Holders under this Section 2.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Agreement and otherwise.

2.11                        Assignment of Registration Rights.  The rights to cause the Company to register any Registrable Securities pursuant to this Agreement may be assigned in whole or in part (but only with all restrictions and obligations set forth in this Agreement) by a Holder to a Permitted Transferee which acquires Registrable Securities from such Holder; provided, however, (a) such Holder shall, within five (5) days prior to such transfer, furnish to the Company written notice of the name and address of such Permitted Transferee, details of its status as a Permitted Transferee and details of the Registrable Securities with respect to which such registration rights are being assigned, (b) the Permitted Transferee, prior to or simultaneously with such transfer or assignment, shall agree in writing to be subject to and bound by all restrictions and obligations set forth in this Agreement, (c) the Investor shall continue to be bound by all restrictions and obligations set forth in this Agreement and (d) such transfer or assignment shall be effective only if immediately following such transfer or assignment the further disposition of such Registrable Securities by the Permitted Transferee is restricted under the Securities Act and other applicable securities Law.

3.                                      Restrictions on Beneficial Ownership.

3.1                               Standstill.  During the Standstill Term, except for (i) as otherwise contemplated by the Transaction Agreements or Section 3.2 below, (ii) as the Company’s supervisory board or management board shall otherwise specifically request in writing, or (iii) for any conversions, reclassifications, reorganizations, share dividends, share splits, reverse splits and similar events which occur with respect to the Ordinary Shares, neither the Investor nor any Permitted Transferee (collectively, the “Standstill Parties”), shall (and the Investor shall cause any Permitted Transferee, as applicable, not to), directly or indirectly, except as expressly approved or invited in writing by the Company:

(a)                                 acquire Beneficial Ownership of Outstanding Ordinary Shares and/or Ordinary Share Equivalents, or make a tender, exchange or other offer to acquire Outstanding Ordinary Shares and/or Ordinary Share Equivalents such that after such acquisition of Ordinary Shares and/or Ordinary Share Equivalents, and conversion of such Ordinary Share Equivalents, if applicable, the Standstill Parties would collectively Beneficially Own more than (i) 4.9% of the Outstanding Ordinary Shares (as determined after giving effect to the Shares issued at the Initial Closing) after the Initial Closing Date but before the Second Closing Date, or (ii) more than 9.9% of the Outstanding Ordinary Shares (as determined after giving effect to Shares issued at the Second Closing) after the Second Closing Date but before the purchase of

Ordinary Shares pursuant to the Seventh Target Warrant Agreement, or (iii) more than 14.9% of the Outstanding Ordinary Shares (as determined after giving effect to the Ordinary Shares issued upon the exercise of the Seventh Target Warrant Agreement) after the purchase of Ordinary Shares pursuant to the Seventh Target Warrant Agreement but before the purchase of Ordinary Shares pursuant to the Tenth Target Warrant Agreement, or (iv) more than 19.9% of the Outstanding Ordinary Shares (as determined after giving effect to the Ordinary Shares issued upon the exercise of the Tenth Target Warrant Agreement) after the purchase of Ordinary Shares pursuant to the Tenth Target Warrant Agreement; provided, however, that (i) notwithstanding the provisions of this Section 3.1(a), if the number of Outstanding Ordinary Shares is reduced or if the aggregate ownership of the Standstill Parties is increased as a result of a repurchase by the Company of Outstanding Ordinary Shares, share split, share dividend or a recapitalization of the Company, the Standstill Parties shall not be required to dispose of any of their holdings of Outstanding Ordinary Shares even though such action resulted in the Standstill Parties’ Beneficial Ownership increasing; and (ii) for purposes of clarification, the limitations set forth in this Section 3.1(a) shall in no way prohibit, restrict or limit the ability of the Standstill Parties to acquire Ordinary Shares on the open market or otherwise so long as, after giving effect to such acquisitions, the Standstill Parties do not hold in excess of the relevant percentage(s) of Ordinary Shares set forth above during the time periods set forth above;

(b)                                 propose, offer or participate in any effort to acquire the Company or any of its subsidiaries or all or substantially all of the assets of the Company and its subsidiaries taken as a whole;

(c)                                  propose, offer or participate in any tender offer, exchange offer, or other business combination or Change of Control transaction involving the Company or any of its subsidiaries, or any recapitalization, restructuring, liquidation, disposition, dissolution or other extraordinary corporate transaction involving the Company or any of its subsidiaries;

(d)                                 seek to call, request the call of, or call an extraordinary general meeting of the shareholders of the Company, or make or seek to make a shareholder proposal at any general meeting of the shareholders of the Company, or make a request for a list of the Company’s shareholders, or seek election to the supervisory board or seek to place a representative on the supervisory board, or seek the removal of any member from the supervisory board, or otherwise acting alone or in concert with others, seek to control or influence the governance or policies of the Company;

(e)                                  solicit powers of attorney, proxies, designations or written consents of shareholders, or conduct any binding or nonbinding referendum with respect to Ordinary Shares, or make or in any way participate in any “solicitation” of any “proxy” (power of attorney) to vote any Ordinary Shares with respect to any matter, or become a participant in any contested solicitation for the election of members of the supervisory board with respect to the Company (as such terms are defined or used in the Exchange Act and the rules promulgated thereunder);

(f)                                   make or issue or cause to be made or issued any public disclosure, announcement or statement (i) in support of any solicitation described in clause (e) above, (ii) in support of any matter described in clause (d) above, or (iii) concerning any potential matter described in clause (c) above;

(g)                                  form, join, or in any other way participate in, a “partnership, limited partnership, syndicate or other group” with respect to Ordinary Shares, or deposit any Ordinary Shares in a voting trust or similar arrangement, or subject any Ordinary Shares to any voting agreement or pooling arrangement, or grant any power of attorney with respect to any Purchased Shares;

(h)                                 except as otherwise provided by applicable law, rule or regulation, publicly disclose, or cause or facilitate the public disclosure of, any intent, purpose, plan or proposal to obtain any waiver, consent under, or amendment of, any of these restrictions or bring any action or otherwise act to contest the validity or enforceability of these restrictions or seek a release from these restrictions or obligations; or

(i)                                     enter into any discussions, negotiations, agreements or understandings with any Third Party with respect to the foregoing, or advise, assist, knowingly encourage, support, provide financing to or seek to persuade any Third Party to take any action with respect to any of the foregoing, or act in concert with others or as part of a group with respect to any of the foregoing.

3.2                               Standstill Exceptions.  The restrictions contained in Section 3.1 shall not:

(a)                                 limit the Investor’s (or any of its Affiliates’) ability to (i) inquire or make a request, orally or in writing, with respect to any amendment or waiver of any of the type described in Section 3.1 (including this paragraph (a)) or (ii) make or submit to the Company, the supervisory board of the Company or the management board of the Company at any time a bona fide non-public and confidential proposal relating to a business combination transaction or similar transaction so long as such action would not reasonably be expected to require the Company to make a public announcement relating thereto;

(b)                                 prohibit the Investor nor any of its Affiliates from acquiring securities of the Company by or through (i) a diversified mutual or pension fund managed by an independent investment adviser or pension plan established for the benefit of Investors’ or its Affiliates’ employees, (ii) any of Investors’ employee benefit plans or of its Affiliates for which investment decisions are made by an independent trustee or (iii) any stock portfolio not controlled or managed by the Investor or any of its affiliates which invest in the Company among other companies; provided, that the purpose of entering into such transaction is not to circumvent the terms in Section 3.1;

(c)                                  prohibit the Investor or any of its Affiliates from acquiring securities of, or from entering into any merger or other business combination with, another company or other Person which Beneficially Owns securities of the Company; provided, that the purpose of entering into such transaction is not to circumvent the terms in Section 3.1; or

(d)                                 limit the ability of the Investor and/or any of its Permitted Transferees to exercise such Person’s rights under Section 5.2.

3.3                               [**].

4.                                      Restrictions on Dispositions.

4.1                               Lock-up.  During the Lock-up Term, without the prior approval of the Company, the Investor shall not, and shall cause its Affiliates not to, Dispose of (i) any of the Purchased Shares or any Ordinary Shares Beneficially Owned by any Standstill Party as of the date of this Agreement, together with any Ordinary Shares issued in respect thereof as a result of any share split, share dividend, share exchange, merger, consolidation or similar recapitalization, and (ii) any Ordinary Shares issued as (or issuable upon the exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, the Ordinary Shares described in clause (i) of this sentence (collectively, the “Lock-up Securities”); provided, however, that the foregoing shall not prohibit the Investor from (x) transferring Lock-up Securities to a Permitted Transferee, (y) transferring Lock-up Securities to a Third Party mutually approved by the Company and the Investor that agrees to be subject to the same restrictions applicable to the Investor hereunder or as provided by the Company, or (z) transferring Lock-up Securities to a Third Party in connection with a business combination transaction approved by the Company.

4.2                               Offering Lock-up. For so long as the Holders together Beneficially Own at least 4.9% of the Outstanding Ordinary Shares, the Holders shall, if requested by an underwriter of Ordinary Shares of the Company, agree not to Dispose of any Outstanding Ordinary Shares and/or Ordinary Share Equivalents for a specified period of time following the closing of any offering of Ordinary Shares, not to exceed ninety (90) days.  The Company may impose stop transfer instructions with respect to the Outstanding Ordinary Shares and/or Ordinary Share Equivalents subject to the foregoing restrictions until the end of the specified period of time.  The foregoing provisions of this Section 4.2 shall apply to the Holders only if the Company’s supervisory and management board members and any holders of an equal or greater number of Outstanding Ordinary Shares that are party to a collaboration, license or other similar agreement with the Company are subject to lock-up restrictions that are not less restrictive than those entered into by the Holders.  Any discretionary waiver or termination of the restrictions of any or all of such agreements by the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.

5.                                      Voting Agreement.

5.1                               Voting of Securities.  Subject to Section 5.2, during the Voting Agreement Term, in any vote of the shareholders of the Company (including, without limitation, with respect to the election of supervisory board members), the Investor undertakes, and shall cause any Permitted Transferees to undertake, subject to applicable Law and Section 9.8, to vote all voting securities of the Company as to which they are entitled to vote, in favor of all items on the agenda for the relevant general meeting of shareholders of the Company as proposed on behalf of the Company.

In furtherance of this Section 5.1, the Investor hereby irrevocably appoints the Company’s supervisory board, and each supervisory director individually, as the attorneys, agents and proxies, with full power of substitution and re-substitution in each of them, for the

Investor, and in the name, place and stead of the Investor, to vote (or cause to be voted) with respect to all voting securities with respect to which the Investor is or may be entitled to vote, in favor of all items on the agenda of any general meeting of shareholders of the Company held after the date hereof as proposed on behalf of the Company, to the extent, but only to the extent set forth in the first paragraph of this Section 5.1, and subject to Section 5.2 (the “Irrevocable Power of Attorney”).  This Irrevocable Power of Attorney is coupled with an interest, shall be irrevocable and binding on any successor in interest of the Investor and shall not be terminated by operation of law upon the occurrence of any event.  This Irrevocable Power of Attorney shall operate to revoke and render void any prior proxy or power of attorney as to voting securities heretofore granted by the Investor which is inconsistent herewith.  Notwithstanding the foregoing, the Irrevocable Power of Attorney shall be effective only if, at any annual or extraordinary meeting of the shareholders of the Company (or any consent in lieu thereof) and at any adjournments or postponements of any such meetings, the Investor fails to vote such voting securities in accordance with this Section 5.1 at least two (2) Trading Days prior to the date of such shareholders’ meeting.  The Irrevocable Power of Attorney shall terminate upon the earlier of (i) the expiration or termination of the Voting Agreement Term and (ii) the date on which such Irrevocable Power of Attorney is utilized in a manner inconsistent with the terms of the first paragraph of this Section 5.1.  The Investor shall cause any Permitted Transferee, if and when requested by the Company from time to time, to promptly execute and deliver to the Company an irrevocable power of attorney, in form and substance satisfactory to the Investor and the Company, and irrevocably appoint the Company’s supervisory board, and each supervisory director individually, with full power of substitution and resubstitution, as its attorney, agent and proxy to vote (or cause to be voted) all of the voting securities of the Company as to which such Permitted Transferee is entitled to vote, in favor of all items on the agenda of any general meeting of shareholders of the Company as proposed on behalf of the Company to the extent, but only to the extent set forth in the first paragraph of this Section 5.1 and subject to Section 5.2 (the “Permitted Transferee Irrevocable Power of Attorney”).  The Investor acknowledges, and shall cause any Permitted Transferees to acknowledge, that any such proxy executed and delivered shall be coupled with an interest, shall constitute, among other things, an inducement for the Company to enter into this Agreement, shall be irrevocable and binding on any successor in interest of such Permitted Transferee and shall not be terminated by operation of Law upon the occurrence of any event.  Such power of attorney shall operate to revoke and render void any prior proxy or power of attorney as to any voting securities of the Company heretofore granted by such Permitted Transferee, to the extent it is inconsistent herewith.  The Investor acknowledges and agrees that it shall be a condition to any proposed transfer of voting securities of the Company by the Investor to such Permitted Transferee that such Permitted Transferee execute and deliver to the Company a Permitted Transferee Irrevocable Power of Attorney, and that any purported transfer shall be void and of no force or effect if such Permitted Transferee Irrevocable Power of Attorney is not so executed and delivered at the closing of such transfer.  Such power of attorney shall terminate upon the earlier of (i) the expiration or termination of the Voting Agreement Term and (ii) the date on which such Irrevocable Power of Attorney is utilized in a manner inconsistent with the terms of the first paragraph of this Section 5.1. The Investor acknowledges and agrees that it shall be a condition to any proposed transfer of voting securities of the Company by the Investor to any Permitted Transferee that such Permitted Transferee shall agree in writing to be subject to and bound by all restrictions and obligations set forth in this Section 5.1. For purposes of clarification, in no event shall the Irrevocable Power of

Attorney or the Permitted Transferee Irrevocable Power of Attorney be deemed to apply to, or entitle the Company, or any member of its supervisory board or management board or any other corporate body or Third Party, to vote the Investor’s Ordinary Shares in connection with any transaction of the type in which the Investor and its Permitted Transferees are permitted to vote their voting securities as desired pursuant to Section 5.2.

5.2                               Certain Transactions Subject to Shareholder Approval.  Notwithstanding the terms of Section 5.1, the Company acknowledges and agrees that the Investor and/or its Permitted Transferees, as applicable, shall have the sole, exclusive and absolute discretion to vote all or any portion of any voting securities of the Company held by such Persons, including any Ordinary Shares held by such Persons, in connection with any vote of the shareholders of the Company made in relation to any transaction of a type set forth in Sections 6.2(a) or 6.2(b) of this Agreement (any such transaction, an “Applicable Control Transaction”, so long as the Investor and/or such Permitted Transferee (or an Affiliate thereof) makes a bona fide, public or private, written offer to the Company, its management board and/or its supervisory board in connection with such Applicable Control Transaction (any such offer, an “Alternative Proposal”) on or prior to the date on which any shareholder vote with respect to such Applicable Control Transaction is held (any such date, the “Initial Shareholder Vote Date”).  Furthermore, in the event that (i) the Investor and/or its Permitted Transferees (or an Affiliate thereof) fails to make an Alternative Proposal prior to the Initial Shareholder Vote Date, and (ii) after the Initial Shareholder Vote Date and prior to the consummation of any Applicable Control Transaction, the Company, its management board and/or its supervisory board changes its recommendation to the shareholders of the Company to vote in favor of such Applicable Control Transaction and/or calls and holds another meeting of the shareholders of the Company in order to vote again with respect to such Applicable Control Transaction, then, notwithstanding the failure of the Investor and/or its Permitted Transferees (or an Affiliate thereof) to make an Alternative Proposal prior to the Initial Shareholder Vote Date, and notwithstanding the terms of Section 5.1, the Investor and/or its Permitted Transferees (or an Affiliate thereof) shall be permitted to make an Alternative Proposal with respect to such Applicable Control Transaction, and if such Alternative Proposal is made, the Investor and/or its Permitted Transferees may vote all or any portion of any voting securities of the Company held by such Persons, including any Ordinary Shares held by such Persons, in such Person’s sole, exclusive and absolute discretion with respect to such Applicable Control Transaction.   For purposes of clarification, the terms of Sections 5.1 and 5.2 shall (i) in no way alter, amend or otherwise impact the rights of the Investor or any of its Affiliates under Section 3.2(a), which may be made at any time prior to the date on which any Applicable Control Transaction is consummated, or (ii) be applicable in any Applicable Control Transaction in which a vote of the shareholders is not required in order for such transaction to be consummated (e.g,, a tender offer).

6.                                      Termination of Certain Rights and Obligations.

6.1                               Termination of Registration Rights Term.  Except for Section 2.10, which shall survive until the expiration of any applicable statutes of limitation, Section 2 shall terminate automatically and have no further force or effect upon the earliest to occur of:

(a)                                 the date on which the Ordinary Shares ceases to be registered pursuant to Section 12 of the Exchange Act; and

(b)                                 a liquidation or dissolution of the Company.

6.2                               Termination of Standstill Term.  Section 3 shall terminate and have no further force or effect:

(a)                                 if any Third Party (i) becomes the Beneficial Owner of more than [**] of the Outstanding Ordinary Shares or (ii) commences a tender or exchange offer (which shall be deemed to occur when the offer, offering circular or similar document has been made public) which, if consummated, would make such Third Party (or any of its Affiliates) the Beneficial Owner of more than [**] of the Outstanding Ordinary Shares and the Company does not, within ten (10) Business Days after the commencement of such offer, recommend against shareholders tendering their Ordinary Shares in such offer;

(b)                                 if the Company or any of its Subsidiaries enters into a definitive agreement with any Third Party (A) to divest or sell to such Third Party assets, in one or a series of related transactions (excluding any exclusive or nonexclusive license or joint venture, collaboration or similar transaction), for an aggregate consideration equal to [**] or more of the market capitalization of the Company immediately prior to entering into such transaction, (B) to divest, sell or license to such Third Party, or enter into a joint venture, collaboration or similar transaction with such Third Party involving, assets, in one or a series of related transactions, for an aggregate consideration equal to [**] or more of the Outstanding Ordinary Shares immediately following consummation of such transaction, (C) for such Third Party to commence any tender or exchange offer (which shall be deemed to occur when the offer, offering circular or similar document has been made public) that if consummated could result in any Person Beneficially Owning [**] or more of the Outstanding Ordinary Shares or (D) to effectuate a merger, consolidation, business combination, recapitalization or similar transaction that requires the approval of the Company’s shareholders (a “Merger”), unless, based on information publicly available at the time of announcement of the entering into of such agreement, immediately following such Merger, (1) no Person would hold more than [**] of the voting power of the corporation resulting from such Merger (the “Surviving Corporation”) and (2) more than [**] of the voting equity securities of either (x) the Surviving Corporation, or (y) if applicable, the ultimate parent corporation that directly or indirectly has Beneficial Ownership of all of the outstanding voting equity securities of the Surviving Corporation will be represented by Outstanding Ordinary Shares that were outstanding immediately prior to such Merger or by voting equity securities into which the Ordinary Shares were converted pursuant to such Merger; or

(c)                                  upon the later to occur of (i) the [**] anniversary of the Initial Closing Date;  provided, however, that in the event the research term of the Collaboration Agreement is extended pursuant to its terms, then such timeframe shall be automatically extended to the [**] anniversary of the Initial Closing Date; (ii) the [**] anniversary after exercise of the Seventh Target Warrant Agreement; and (iii) the [**] anniversary after exercise of the Tenth Target Warrant Agreement; or

(d)                                 if earlier than any of the dates set forth above, the [**] anniversary of the date on which the Investor or its Affiliates together no longer Beneficially Own at least 4.9% of the Outstanding Ordinary Shares.

6.3                               Termination of Lock-up Term.  Section 4 shall terminate and have no further force or effect (except for Section 4.2, which shall continue to survive pursuant to its terms) upon the later to occur of:

(a)                                 the [**] anniversary of the Initial Closing Date; provided, however, that in the event the research term of the Collaboration Agreement is extended pursuant to its terms, then such timeframe shall be automatically extended to the [**] anniversary of the Initial Closing Date; and

(b)                                 in respect of each Ordinary Share acquired pursuant to the Subscription Agreement or the Warrant Agreements, the [**] anniversary of the issuance of each such Ordinary Share;

provided, however, that notwithstanding the foregoing, (x) in the event that the Collaboration Agreement is terminated in whole by Purchaser pursuant to Section 13.3 of the Collaboration Agreement, Section 4 of this Agreement shall terminate on the date on which such termination under the Collaboration Agreement occurs, and (y) in the event that the Collaboration Agreement is otherwise terminated pursuant to its terms, Section 4 of this Agreement will terminate on the one (1) year anniversary of such termination.

6.4                               Termination of Voting Agreement Term.  Section 6 shall terminate and have no further force or effect upon the earlier of (i) the date on which the Investor and any Permitted Transferees together no longer Beneficially Own at least 4.9% of the Outstanding Ordinary Shares, (ii) the closing of any of the types of transactions contemplated by Sections 6.2(a) and 6.2(b), and (iii) the date of termination of the Collaboration Agreement if such Agreement is terminated by Purchaser in whole pursuant to Section 13.3 of the Collaboration Agreement.

6.5                               Effect of Termination.  No termination pursuant to any of Sections 6.1, 6.2, 6.3 or 6.4 shall relieve any of the parties (or a Permitted Transferee, if any) for liability for breach of or default under any of their respective obligations or restrictions under any terminated provision of this Agreement, which breach or default arose out of events or circumstances occurring or existing prior to the date of such termination.

6.6                               Breach of Collaboration Agreement.  Notwithstanding anything to the contrary in the Collaboration Agreement, and in addition to, and not in lieu of, any rights of the Company or the Investors pursuant thereto, if the Company has the right to terminate the Collaboration Agreement (in whole or in part) pursuant to Section 13.3 or 13.4 of the Collaboration Agreement, the Company may, by notice to the Investor, suspend the Company’s performance under any or all provisions under this Agreement until the breach giving rise to such right to termination is cured (pursuant to the terms of such agreement) and such suspension of performance shall not be deemed a breach of any obligation by the Company under this Agreement.

7.                                      Information Rights.

7.1                               Information Rights.  The Company shall provide the Investor with (i) for each of the first three fiscal quarters of each fiscal year ending after the Initial Closing Date, not more than 60 days following the end of such quarter, consolidated unaudited financial statements of the Company and its Subsidiaries consisting of an unaudited income statement for such quarter, statement of cash flows for such quarter and balance sheet as of the end of such quarter and, in each case, prepared in accordance with IFRS, (ii) not more than 120 days following the end of a fiscal year ending after the Initial Closing Date, consolidated audited financial statements of the Company and its Subsidiaries consisting of an audited income statement for such fiscal year, statement of cash flows for such fiscal year and balance sheet as of the end of such fiscal year and, in each case, prepared in accordance with IFRS, and (iii) as soon as reasonably practicable after such request is made, such other information as is reasonably requested by the Investor for it and its Affiliates to meet their respective obligations under applicable Law, including their obligations under the Exchange Act, provided that any documents or other information filed with the SEC need not be separately provided by the Company to the Investor.  The Company further agrees to provide the Investor with reasonable access to the books, records, personnel and advisors of the Company to the extent such access is reasonably required in order for the Investor and its Affiliates to meet their respective obligations under applicable Law including their obligations under the Exchange Act.

8.                                      Tax Matters.

8.1                               PFIC Reporting.  The Company hereby agrees to reasonably cooperate with the Investor in order to permit the Investor to determine whether the Company is at any time a “passive foreign investment company” (as defined in Section 1297(a) of the Internal Revenue Code of 1986, as amended (the “Code”)) (a “PFIC”).  In furtherance of the foregoing, the Company shall, within ninety (90) days after the end of each taxable year, notify the Investor of its good faith belief as to whether the Company or any current or future direct or indirect Subsidiary of the Company was a PFIC for such taxable year.  If the Company or any Subsidiary thereof is determined to be a PFIC, the Company (i) shall promptly after the determination thereof notify Investor, (ii) shall timely provide such information to Investor as Investor may reasonably request to enable Investor to complete its U.S. Internal Revenue Service Form 8621 with respect to such entity and (iii) shall use reasonable best efforts, to provide such statements, information and documentation as Investor reasonably believes is necessary for it to make an election to treat such subsidiary as a “qualified electing fund” under Section 1295 of the Code.  The Company shall not be liable to the Investor if its statement of belief, or any information provided pursuant to this Section 8.1, is found to be incorrect, unless such statement of belief or information was not reached or provided in good faith by the Company or was the result of the Company’s gross negligence.

8.2                               Controlled Foreign Corporation. If Investor is a “United States shareholder” within the meaning of Section §951(b) of the Code (“10% U.S. Shareholder”) of the Company at any point during a taxable year, then the Company hereby agrees to reasonably cooperate with the Investor in order to permit the Investor to determine whether the Company is a “controlled foreign corporation” within the meaning of Section 957 of the Code (“CFC”).  In furtherance of the foregoing, the Company shall, within ninety (90) days after the end of such taxable year, notify the Investor of its good faith belief, based on the information available to the Company, as to whether the Company is or is likely to have become a CFC for such taxable year.  In making the annual determination described above, the Company agrees to inquire of any of its shareholders that hold 10% or more of its voting stock and is not a 10% U.S.

Shareholder whether such shareholder has any direct or indirect owners that could be a 10% U.S. Shareholder of the Company, but shall not be responsible for whether any such shareholder replies, or replies accurately, to such inquiry.  If the Company is or is likely to have become a CFC, then the Company shall use reasonable best efforts, to provide to Investor all information reasonably requested by Investor so that Investor may timely comply with its filing obligations under the Code, including but not limited to Internal Revenue Service Form 5471.  The Company shall not be liable to the Investor if its statement of belief, or any information provided pursuant to this Section 8.2, is found to be incorrect, unless such statement of belief or information was not reached or provided in good faith by the Company or was the result of gross negligence.

9.                                      Miscellaneous.

9.1                               Governing Law; Submission to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflict of laws principles thereof that would require the application of the Law of any other jurisdiction.  The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York solely and specifically for the purposes of any action or proceeding arising out of or in connection with this Agreement.

9.2                               Waiver of Jury Trial.  To the extent not prohibited by applicable law which cannot be waived, each party hereto hereby waives and covenants that it will not assert (whether as plaintiff, defendant or otherwise) any right to trial by jury in any forum in respect of any issue or action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or the subject matter hereof or in any way connected with or related or incidental to the transactions contemplated hereby, in each case whether now existing or hereafter arising.  Each party hereto acknowledges that it has been informed by the other parties hereto that this Section 9.2 constitutes a material inducement upon which they are relying and will rely in entering into this Agreement.  Any party hereto may file an original counterpart or a copy of this Section 9.2 with any court as written evidence of the consent of each such party to the waiver of its right to trial by jury.

9.3                               Waivers, Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement or the other Transaction Agreements, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or the other Transaction Agreements or any waiver on such party’s part of any provisions or conditions of this Agreement or the other Transaction Agreements must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, the other Transaction Agreements, by law, or otherwise afforded to any party, shall be cumulative and not alternative. Any waiver effected in accordance with this Section 9.3 shall be binding upon each party hereto, and any waiver not effected in accordance with this Section 9.3 shall be void and of no effect.

9.4                               Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail, telex or facsimile if sent during normal business hours of the recipient, if not, then on the next Trading Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent:

For the Company:

uniQure N.V.

Meibergdreef 61

Amsterdam 1105 BA

The Netherlands

Attention: Matthew Kapusta, Chief Financial Officer

Email: m.kapusta@uniqure.com

With a copy to:

Morgan, Lewis & Bockius LLP

Condor House, 5-10 St. Paul’s Churchyard

London, EC4M 8AL

United Kingdom

Attention: Timothy J. Corbett

Email: tcorbett@morganlewis.com

For the Investor:

Bristol-Myers Squibb Company

345 Park Avenue

New York, New York 10154

Attention: General Counsel

Fax: (212) 546-9562

With a copy to:

Bristol-Myers Squibb Pharmaceuticals Group

Route 206 and Province Line Road

Princeton, NJ  08543-4000

Attention: P. Joseph Campisi, Jr.

Email: joseph.campisi@bms.com

With a further copy (which shall not constitute notice to the Investor) to:

Kirkland & Ellis LLP
601 Lexington Ave.
New York, NY  10022

Attention: Daniel Wolf and Douglas Ryder
Email: daniel.wolf@kirkland.com; douglas.ryder@kirkland.com

or such other address or electronic mail address as the Company or Investor may designate by ten (10) days advance written notice to the other parties hereto.

9.5                               Entire Agreement.  This Agreement, the Collaboration Agreement and the Subscription Agreement contain the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements or understandings, whether written or oral, with respect hereto and thereto.

9.6                               Amendments.  No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by an authorized representative of each of the parties hereto.

9.7                               Headings; Nouns and Pronouns; Section References.  Headings in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.  References in this Agreement to a section or subsection shall be deemed to refer to a section or subsection of this Agreement unless otherwise expressly stated. The words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation”. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. All references to “dollars” or “$” will be deemed references to the lawful money of the United States of America.

9.8                               Severability.  In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  Upon such determination that any provision of this Agreement, or the application of any such provision, is invalid, illegal, void or unenforceable, the Company and the Investor shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Company and the Investor as closely as possible to the fullest extent permitted by Law in an acceptable manner to the end that the transactions contemplated hereby and the other Transaction Agreements are fulfilled to the greatest extent possible.

9.9                               Assignment.  Except for an assignment of this Agreement by the Investor to a Permitted Transferee, neither this Agreement nor any rights or duties of a party hereto may be assigned by such party, in whole or in part, without (a) the prior written consent of the Company in the case of any assignment by the Investor; or (b) the prior written consent of the Investor in the case of an assignment by the Company.

9.10                        Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.11                        Counterparts.  This Agreement may be executed in any number of counterparts (including via facsimile, PDF or other electronic signature), each of which shall be deemed an original but which together shall constitute one and the same instrument.

9.12                        Third Party Beneficiaries.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party other than any Affiliate of the Investor.  No Third Party with the exception of any Affiliate of the Investor shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any party hereto.

9.13                        No Strict Construction.  This Agreement has been prepared jointly and will not be construed against any party. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

9.14                        Remedies.  The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or Law.  No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

9.15                        Specific Performance.  The Company and the Investor hereby acknowledge and agree that the rights of the parties hereunder are special, unique and of extraordinary character, and that if any party refuses or otherwise fails to act, or to cause its Affiliates to act, in accordance with the provisions of this Agreement, such refusal or failure would result in irreparable injury to the Company or the Investor, as the case may be, the exact amount of which would be difficult to ascertain or estimate and the remedies at law for which would not be reasonable or adequate compensation.  Accordingly, if any party refuses or otherwise fails to act, or to cause its Affiliates to act, in accordance with the provisions of this Agreement, then, in addition to any other remedy which may be available to any damaged party at law or in equity, such damaged party will be entitled to seek specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual or threatened damages, which remedy such damaged party will be entitled to seek in any court of competent jurisdiction.

9.16                        Effectiveness.  This Agreement shall become effective on the Initial Closing Date.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

UNIQURE N.V.

By:
Name:
Title:

BRISTOL-MYERS SQUIBB COMPANY

By:
Name:
Title: